Exhibit 4.11

Written Action of the Board of Directors

of

Bank of Florida Corporation

The Board of Directors, by unanimous written action adopt the following resolutions:

WHEREAS, the corporation has adopted the Bank of Florida Corporation 401(k) Plan (the “plan”); and

WHEREAS, the Board of Directors desires that Plan be amended as follows:

a.	Effective June 1, 2007, service with Old Florida Bank is credited for eligibility and vesting purposes, as set forth on page 6 of the Adoption Agreement, a copy of which is attached hereto as Exhibit “A.”

RESOLVED, that the First amendment to the Corporation’s adoption agreement presented to the Board of Directors be and the same is hereby approved and adopted; and

FURTHER RESOLVED, that effective as of the date set forth above, the officers of the corporation be and are hereby authorized and directed to execute such amendments as the act and deed of the corporation; and

Dated as of the 17th day of June, 2007.

/s/ Arlette Yassa
Arlette Yassa
Corporate Secretary

HOWEVER, different entry dates will apply (select g. OR h. and/or i):

g. ☒	N/A. The options elected in a.-f. above apply for all purposes of the Plan.

h. ☐	For purposes of all Employer contributions (other than Elective Deferrals and matching contributions).

i. ☐	For purposes of Employer matching contributions.

IF h. OR i. IS SELECTED, the following entry dates apply for such purposes (select one):

j. ☐	the first day of the month coinciding with or next following the date on which such requirements are satisfied.

k. ☐	the first day of the Plan Year quarter coinciding with or next following the date on which such requirements are satisfied.

l. ☐	the first day of the Plan Year in which such requirements are satisfied.

m. ☐	the first day of the Plan Year in which such requirements are satisfied, if such requirements are satisfied in the first 6 months of the Plan Year, or as of the first day of the next succeeding Plan Year if such requirements are satisfied in the last 6 months of the Plan Year.

n. ☐	the earlier of the first day of the seventh month or the first day of the Plan Year coinciding with or next following the date on which such requirements are satisfied.

o. ☐	the first day of the Plan Year next following the date on which such requirements are satisfied. (Eligibility must be 1/2 (or 1 1/2 if 100% immediate Vesting is selected) Year of Service (or Period of Service) or less and age must be 20 1/2 or less.)

p. ☐	other: , provided that an Eligible Employee who has satisfied the maximum age (21) and service requirements (one (1) Year or Period of Service (or more than one (1) year if full and immediate vesting)) and who is otherwise entitled to participate, shall commence participation no later than the earlier of (a) 6 months after such requirements are satisfied, or (b) the first day of the first Plan Year after such requirements are satisfied, unless the Employee separates from service before such participation date.

SERVICE

17.	RECOGNITION OF SERVICE WITH PREDECESSOR EMPLOYER (Plan Sections 1.57 and 1.85)

a. ☐	No service with a predecessor Employer shall be recognized.

b. ☒	Service with Bristol Bank, Inc. and Old Florida Bank will be recognized except as follows (select 1. or all that apply of 2. through 4.):

1. ☒	N/A, no limitations.

2. ☐	service will only be recognized for vesting purposes.

3. ☐	service will only be recognized for eligibility purposes.

4. ☐	service prior to will not be recognized.

NOTE:	If the predecessor Employer maintained this qualified Plan, then Years of Service (and/or Periods of Service) with such predecessor Employer shall be recognized pursuant to Plan Sections 1.57 and 1.85 and b.1. will apply. If the predecessor Employer did not maintain this qualified Plan, then Years of Service (and/or Periods of Service) recognized with the predecessor Employer under this Section shall be limited to 5 years.

18.	SERVICE CREDITING METHOD (Plan Sections 1.57 and 1.85)

NOTE:	If no elections are made in this Section, then the Hours of Service Method will be used and the provisions set forth in the definition of Year of Service in Plan Section 1.85 will apply.

ELAPSED TIME METHOD shall be used for the following purposes (select all that apply):

a. ☐	N/A. Plan only uses the Hours of Service Method.

b. ☒	all purposes. (If selected, skip to Question 19.)

c. ☐	eligibility to participate.

d. ☐	vesting.

e. ☐	sharing in allocations or contributions.

HOURS OF SERVICE METHOD shall be used for the following purposes (select all that apply):

f. ☐	N/A. Plan only uses the Elapsed Time Method.

g. ☐	eligibility to participate in the Plan. The eligibility computation period after the initial eligibility computation period shall.

1. ☐	shift to the Plan Year after the initial computation period.

2. ☐	be based on the date an Employee first performs an Hour of Service (initial computation period) and subsequent computation periods shall be based on each anniversary date thereof.

h. ☐	vesting. The vesting computation period shall be...

1. ☐	the Plan Year.

2. ☐	the date an Employee first performs an Hour of Service and each anniversary thereof.

i. ☐	sharing in allocations or contributions (the computation period shall be the Plan Year).

First Amendment Effective June 1, 2007		Bank of Florida Corporation 401(k) Plan
Exhibit “A”	6	June 4, 2007